                                   Exhibit 11

                        Peritus Software Services, Inc.

         Statement re computation of net income (loss) per common share
                     (in thousands, except per share data)

                                          Three Months Ended     Six Months
                                               June 30,        Ended June 30,
                                          -------------------  ---------------
                                            1998*      1997     1998*    1997
                                          ---------  --------  -------  ------
Net income (loss), as reported........... $  (1,839) $    438  $(5,197) $  844
Preferred stock preference items:
  Accrual of cumulative dividends on
   Series A and Series B redeemable
   convertible preferred stock...........        --      (444)      --    (675)
  Accretion to redemption of redeemable
   common stock rights...................        --       (31)      --     (57)
                                          ---------  --------  -------  ------
    Total preferred stock preference
     items...............................        --      (475)      --    (732)
                                          ---------  --------  -------  ------
Net income (loss) attributable to common
 stockholders............................ $  (1,839) $    (37) $(5,197) $  112
                                          ---------  --------  -------  ------
Weighted average shares outstanding--
 Basic...................................    16,179     6,000   16,082   5,944
Adjustments thereto:
  Shares attributable to common stock
   equivalents...........................        --        --       --   2,587
                                          ---------  --------  -------  ------
Weighted average shares outstanding--
 Diluted.................................    16,179     6,000   16,082   8,531
                                          =========  ========  =======  ======
Net income (loss) per share:
  Basic.................................. $   (0.11) $  (0.01) $ (0.32) $ 0.02
                                          =========  ========  =======  ======
  Diluted................................ $   (0.11) $  (0.01) $ (0.32) $ 0.01
                                          =========  ========  =======  ======

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* Restated--See Note 7 to the Unaudited Consolidated Financial Statements.